Rule 424(b)(3)
                                                            File No. 333-40429
                                                        Aviation Sales Company

                      SUPPLEMENT NO. 11 DATED APRIL 5, 2000
                      TO PROSPECTUS DATED DECEMBER 4, 1997

      As a result of certain transfers and sales of Common Stock by certain Selling Stockholders, the Selling Stockholders section of the Prospectus, dated December 4, 1997, of Aviation Sales Company (the "Company") is hereby deleted and replaced in its entirety by the following table, which contains information as of April 5, 2000:


                                                        NUMBER OF            NUMBER OF
                                                           SHARES         SHARES BEING          SHARES
                                                     BENEFICIALLY          OFFERED FOR    BENEFICIALLY
                                                      OWNED PRIOR              SELLING     OWNED AFTER
                                                           TO THE        STOCKHOLDER'S             THE
SELLING STOCKHOLDERS                                     OFFERING              ACCOUNT     OFFERING(1)
--------------------                                 ------------        -------------    ------------
ALBA Corporation(2).............................        2,249,000            2,249,000              --
Wildwood Capital Corp.(2)(5)....................          115,000              115,000              --
Dale S. Baker (3)(6)............................          166,000              166,000              --
Harold M. Woody (3)(6)..........................          200,000              200,000              --
Michael A. Saso(4)(6)...........................           35,000               35,000              --
James D. Innella(4)(6)..........................           10,352               10,352              --
Kids in Distress, Inc.(5).......................           19,000               19,000              --
                                                                             ---------
                                                                             2,794,352
                                                                             =========

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*        Less than one percent of the outstanding Common Stock

(1) Assumes that all of the Shares will be sold, that no additional shares will be acquired and that no shares other than those offered will be sold.

(2) Entities controlled by Robert Alpert, a director of the Company. ALBA Corporation is the successor by merger to AVAC Corporation and RCP Management LP.

(3)      Director and executive officer of the Company.

(4)      Executive officer or former executive officer of the Company.

(5)      Transferee of a director or executive officer of the Company.

(6) Shares owned beneficially excludes shares underlying vested stock options held by the director or executive officer. See the Company's SEC filings for information regarding options held by each such person.

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